FORM OF RSU LTIP AGREEMENT

PERFORMANCE BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

TO: <<Participant>>

     To encourage your continued service as a key employee of Lionbridge Technologies, Inc. or a Subsidiary (collectively, the “Company”), and in consideration and recognition of the fact that you have access to certain trade secrets and confidential information of Lionbridge, you have been granted this performance based restricted stock unit award (the “Award”) pursuant to the Company’s 2011 Stock Incentive Plan (the “Plan”). The Award represents the right to receive shares of Common Stock of the Company subject to the fulfillment of the vesting conditions set forth in this agreement (this “Agreement”).

     The terms of the Award are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The most important terms of the Award are summarized as follows:

     1.      Award Date:      January 4, 2013

     2.      Number of Restricted Stock Units Subject to this Award:

     3.      Vesting Schedule: The Award will vest according to the following schedule:

(a) In general.  All Restricted Stock Units shall be subject to forfeiture (“unvested”) and shall be forfeited in accordance with the Forfeiture Schedules set forth in Section 3(b) below based on upon the achievement of revenue and profitability targets (the “Revenue Target” and the “Profitability Target”), during the calendar year of the grant and the following calendar year (the “Measuring Period”).

(b)	Forfeiture Schedule.

All Restricted Stock Units shall be subject to forfeiture (“unvested”) and shall be forfeited in accordance with the following schedule based on percent completion of the Revenue Target and the Profitability Target within the requisite Measurement Period as follows:

Percent of Revenue target achieved within the Measurement Period	Percent of Restricted Stock Unit Forfeited

100%	0%

99%	3%

98%	6%

97%	9%

96%	12%

95%	15%

94%	18%

93%	21%

92%	24%

91%	27%

90%	30%

89%	33%

88%	36%

87%	39%

86%	42%

85%	45%

84%	48%

83%	51%

82%	54%

81%	57%

80%	60%

< 80%	100%

Percent of Profitability target
achieved within the Measurement	Percent of Restricted Stock Unit
Period	Forfeited
100%	0%

99%	2%

98%	4%

97%	6%

96%	8%

95%	10%

94%	12%

93%	14%

92%	16%

91%	18%

90%	20%

89%	22%

88%	24%

87%	26%

86%	28%

85%	30%

84%	32%

83%	34%

82%	36%

81%	38%

80%	40%

79%	42%

78%	44%

77%	46%

76%	48%

75%	50%

74%	52%

73%	54%

72%	56%

71%	58%

70%	60%

< 70%	100%

(c) To the extent earned in accordance with the above schedule and provided you have remained an employee of the Company continuously to January 1st of the year immediately following the Measuring Period, your rights to the shares represented by the Restricted Stock Units shall become nonforfeitable (“vested”) on the date the Company publicly releases earnings for the second year of the Measuring Period.

(d) In the event of your death, Disability or a termination of your employment by the Company (or a Subsidiary thereof) other than a termination for cause, if the event occurs after the end of the calendar year of the Grant but before the end of the Measuring Period, your rights to one-half of the number of shares represented by the Restricted Stock Unit Award that would otherwise become nonforfeitable (“vested”) on the date the Company publicly releases earnings for the second year of the Measuring Period shall become vested as of such date.

(e) In the event of a Reorganization Event, your Restricted Stock Unit Award shall vest without any further action on the part of the Company or you as of the date of the Change of Control.

(f) Definitions.

(i)	For all purposes of this Agreement, the term “Reorganization Event” shall have the meaning set forth in Section 11 of the Plan.

(ii)	The term “Revenue Target” means $ to be achieved on a cumulative basis within the Measurement Period.

(iii)	The term “Profitability Target” means $ to be achieved on a cumulative basis within the Measurement Period and determined as follows:

•	Income from Operations, plus

•	Merger, Restructuring & other charges

•	Amortization of Acquisition Related Intangibles

•	Depreciation

•	Amortization, and

•	Stock Based Compensation Expense

(g) The Grantee acknowledges and agrees that the Nominating and Compensation Committee of the Board of Directors may in its sole discretion adjust either Target to reflect the impact of foreign currency exchange rate fluctuations during the Measurement Period or any other extraordinary events.

     4.      Conversion of Restricted Stock Units and Issuance of Shares. Upon each vesting of the Award (each, a “Vest Date”), one share of Common Stock shall be issuable for each restricted stock unit that vests on such Vest Date (the “Shares”), subject to the terms and provisions of the Plan and this Agreement. Thereafter, the Company will transfer such Shares to you upon satisfaction of any required tax withholding obligations. No fractional shares shall be issued under this Agreement.

     5. Termination of Service. The unvested portion of the Award will terminate automatically and be forfeited to the Company immediately and without further notice upon termination of your service as an employee of the Company for any reason (including as a result of death or disability). No Shares shall be issued or issuable with respect to any portion of the Award that terminates unvested and is forfeited.

     6.     Right to Shares. You shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to you.

     7.      Taxes.

     (a)  Generally. You are ultimately liable and responsible for all taxes owed in connection with the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate your tax liability.

     (b)  Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), you must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

     (c)  Right to Retain Shares. The Company may refuse to issue any Shares to you until you satisfy the Tax Withholding Obligation. To the maximum extent permitted by law, the Company has the right to retain without notice from Shares issuable under the Award or from salary payable to you, Shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.

      8. Limitation on Rights; No Right to Future Grants. By entering into this Agreement and accepting the Award, you acknowledge that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time as provided in the Plan; (b) the grant of the Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of the Award is an extraordinary item which is outside the scope of your service contract, if any; (f) the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) the future value of the Common Stock subject to the Award is unknown and cannot be predicted with certainty, (h) neither the Plan, the Award nor the issuance of the Shares confers upon you any right to continue in the service of (or any other relationship with) the Company or any Subsidiary, (i) the grant of the Award will not be interpreted to form an employment relationship with the Company or any Subsidiary and (j) you confirm your continuing obligations of confidentiality with respect to any confidential information of the Company or any Subsidiary.

     9.     Execution of Award Agreement. Please acknowledge your acceptance of the terms and conditions of the Award by signing the original of this Agreement and returning it to the Company.

Very truly yours,

LIONBRIDGE TECHNOLOGIES, INC.

ACCEPTANCE AND ACKNOWLEDGMENT

     I accept the Restricted Stock Unit Award described in this Agreement and in the Plan, and acknowledge receipt of a copy of this Agreement and the Plan, and acknowledge that I have read them carefully and that I fully understand their contents.

Dated:

Taxpayer I.D. Number	<<Participant>>

Address:

Lionbridge Technologies, Inc.
Performance Based Restricted Stock Unit Award

Name:	NAME
Number of Restricted Stock Units:	number
Date of Grant:	January 4, 2013
Amount paid:	$0
Vesting Schedule:	Upon achievement of Revenue and Profitability Targets measured over the period of 2013 and 2014.